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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|    Ruben        Anthony        R.        |   (Month/Day/Year)        |   Compass Knowledge Holdings, Inc./CKNO                   |
|------------------------------------------|                           |                                                           |
|    (Last)     (First)     (Middle)       |      May 10, 2000         |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|    2710 Rew Circle, Suite 100            |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[ ] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[X] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|     Ocoee           Florida     34761    |                           |Chief Financial Officer/Treasurer|    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|   N/A                                  |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one Reporting Person, see Instruction
  5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year )|   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Incentive Stock Option          | 5/10/00  | 5/10/05 | Common Shares| 100,000   |    $2.00   |     D       |      N/A            |
|                                 |          |         | $.001 par    |           |            |             |                     |
|                                 |          |         | value per    |           |            |             |                     |
|                                 |          |         | share        |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Incentive Stock Option          | 5/10/01  | 5/10/06 | Common Shares|  50,000   |    $2.00   |     D       |      N/A            |
|                                 |          |         | $.001 par    |           |            |             |                     |
|                                 |          |         | value per    |           |            |             |                     |
|                                 |          |         | share        |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Incentive Stock Option          | 5/10/02  | 5/10/07 | Common Shares|  50,000   |    $2.00   |     D       |      N/A            |
|                                 |          |         | $.001 par    |           |            |             |                     |
|                                 |          |         | value per    |           |            |             |                     |
|                                 |          |         | share        |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Incentive Stock Option          | 5/10/03  | 5/10/08 | Common Shares|  50,000   |    $2.00   |     D       |      N/A            |
|                                 |          |         | $.001 par    |           |            |             |                     |
|                                 |          |         | value per    |           |            |             |                     |
|                                 |          |         | share        |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
| Incentive Stock Option          | 5/10/04  | 5/10/09 | Common Shares|  50,000   |    $2.00   |     D       |      N/A            |
|                                 |          |         | $.001 par    |           |            |             |                     |
|                                 |          |         | value per    |           |            |             |                     |
|                                 |          |         | share        |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

-------------------------
These incentive stock options represent a right of the Reporting Person to buy the common stock of the Issuer.
                                                                                      See signature page attached         10/16/00
**  Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
    violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            **Signature of Reporting Person       Date


                                                     (Print or Type Responses)                                             Page 2

                                     FORM 3
                               CONTINUATION SHEET

Item 1. Anthony R. Ruben
        2710 Rew Circle, Suite 100
        Ocoee, FL 34761

Item 2. The date of the event requiring statement was May 10, 2000, the date on which the Reporting Person became employed by the Issuer.

Item 4. Compass Knowledge Holdings, Inc./CKNO

              /s/ Anthony Ruben                      10/16/00
              -------------------------------        --------
              **Signature of Reporting Person          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.